Subject to Completion, Pricing Supplement dated December 8, 1998

PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 46 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                    Dated           , 1998
                                                                Rule 424(b)(3)

                                $50,000,000
                     Morgan Stanley Dean Witter & Co.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes

                              ---------------

                    % Reset PERQS Due December 29, 2000
                       Mandatorily Exchangeable For
                   Shares of Common Stock of PFIZER INC.

  Reset Performance Equity-linked Redemption Quarterly-pay Securities(SM)
                            ("Reset PERQS(SM)")

The Reset PERQS will pay   % interest per year but do not guarantee any return
of principal at maturity. Instead the Reset PERQS will pay at maturity a number of shares of Pfizer common stock based on the closing prices of Pfizer common stock after one year and at maturity, in each case subject to a cap price.

o    The principal amount and issue price of each Reset PERQS is $        ,
     which is the closing price of Pfizer common stock on the day we offer the Reset PERQS for initial sale to the public.

o    We will pay   % interest (equivalent to $        per year) on the $
     principal amount of each Reset PERQS. Interest will be paid quarterly, beginning March 29, 1999.

o At maturity you will receive shares of Pfizer common stock in exchange for each Reset PERQS at an exchange ratio. The initial exchange ratio is 1 share of Pfizer common stock per Reset PERQS. But if the price of Pfizer common stock appreciates above the cap price for December 17, 1999 or the cap price for December 27, 2000, the exchange ratio will be adjusted downward, and you will receive less than one share of Pfizer common stock per Reset PERQS.

o    The first year cap price is $     , or    % of the issue price.  If on
     December 17, 1999, the price of Pfizer common stock is higher than the
     issue price, we will raise the cap price to    % of the price on December
     17, 1999. Otherwise the cap price will remain unchanged in the second year. The maximum you can receive at maturity is Pfizer common stock worth $ per Reset PERQS.

o Investing in Reset PERQS is not equivalent to investing in Pfizer common stock.

o Pfizer Inc. is not involved in this offering of Reset PERQS in any way and will have no financial obligation with respect to the Reset PERQS.

o We will apply to list the Reset PERQS to trade on the American Stock Exchange, Inc., but it is not possible to predict whether the Reset PERQS will meet the AMEX listing requirements.

You should read the more detailed description of the Reset PERQS in this Pricing Supplement. In particular, you should review and understand the descriptions in"Summary of Pricing Supplement" and "Description of Reset PERQS." "Reset Performance Equity-linked Redemption Quarterly-pay Securities" and "Reset PERQS" are our service marks.

The Reset PERQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.

                              ---------------

                       PRICE $       PER RESET PERQS

                              ---------------


                                               Agent's        Proceeds to
                        Price to Public      Commissions        Company
                        ---------------      -----------      -----------
Per Reset PERQS....            $                  $                $
Total..............            $                  $                $

If you purchase at least 25,000 Reset PERQS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this Pricing Supplement, the
price will be  $      per Reset PERQS (98.75% of the Issue Price).  In that
case, the underwriting discounts and commissions will be $       per Reset
PERQS (    %).

The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                        MORGAN STANLEY DEAN WITTER


                   (This page intentionally left blank)



                       SUMMARY OF PRICING SUPPLEMENT

               The following summary describes the Reset PERQS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                       The Reset PERQS

Each Reset PERQS       We, Morgan Stanley Dean Witter & Co., are offering   % Reset Performance Equity-linked
costs $                Redemption Quarterly-pay Securities[SM] ("Reset PERQS[SM]") due December 29, 2000.  The
                       principal amount and issue price of each Reset PERQS is $               , which is the closing
                       market price of the common stock of Pfizer Inc. ("Pfizer Stock") on the day we offer the
                       Reset PERQS for initial sale to the public.  Unlike ordinary debt securities, the Reset PERQS do not guarantee any return of principal at maturity.  Instead the Reset PERQS will pay an amount of Pfizer Stock based on the market performance of Pfizer Stock, either up or down, after one year and at maturity, in each case subject to a cap price.  Reset PERQS are not equivalent to investing in Pfizer common stock.

  % interest on the    We will pay interest on the Reset PERQS, at the rate of   % of the principal amount per year,
principal amount       quarterly on each March 29, June 29, September 29 and December 29, beginning March 29,
                       1999. The interest rate we pay on the Reset PERQS is more than the current dividend rate on the Pfizer Stock.  The Reset PERQS will mature on December 29, 2000.

Your appreciation      The appreciation potential of each Reset PERQS is limited in each year by the  cap price.  The
potential is capped    cap price in year one is $        , or      % of the issue price ("First Year Cap Price").  The
                       cap price in year two ("Second Year Cap Price") will be the higher of      % of the closing
                       market price on December 17, 1999 and the First Year Cap Price.  The maximum you can
                       receive at maturity is Pfizer stock worth $           per Reset PERQS.

                       Payment at Maturity

                       At maturity, for each $        principal amount of Reset PERQS you hold, we will give to you a number of shares of Pfizer Stock equal to the exchange ratio.  The initial exchange ratio is
                       1 share of Pfizer Stock per Reset PERQS and may be adjusted as follows:

                              First Year Adjustment.  The exchange ratio will be adjusted downward only if the market price of Pfizer Stock exceeds the First Year Cap Price on December 17, 1999.

                              The adjusted exchange ratio will be calculated as follows:

                              New Exchange     Existing Exchange               First Year Cap Price
                                            =                    x  -----------------------------------------
                                 Ratio               Ratio          Pfizer closing price on December 17, 1999

                              If the market price of Pfizer Stock on December 17, 1999 is the same as or less than the First Year Cap Price, we will not adjust the exchange ratio at the end of the first year.

                              Second Year Adjustment.  The exchange ratio may be adjusted downward again at maturity, but only if the market price of Pfizer Stock at maturity exceeds the Second
                              Year Cap Price.  The final exchange ratio will then be calculated as follows:

                              Final Exchange     Existing Exchange         Second Year Cap Price
                                              =                   x  --------------------------------
                                  Ratio                Ratio         Pfizer closing price at maturity

                              If the market price of Pfizer Stock at maturity is the same as or less than the
                              Second Year Cap Price, we will not adjust the Exchange Ratio at maturity.

                       On the next page, we have provided a table titled "Hypothetical Payments on the Reset
                       PERQS." The table demonstrates the effect of these adjustments to the exchange ratio under a variety of hypothetical price scenarios.  You should examine the table for examples of how the payout on the Reset PERQS could be affected under these or other potential price scenarios.  This table does not show every situation that may occur.

                       You can review the prices of Pfizer Stock for the last three years in the "Historical
                       Information" section of this Pricing Supplement.

                       During the life of the Reset PERQS, Morgan Stanley & Co. Incorporated ("MS & Co."),
                       acting as calculation agent, will also make adjustments to the effective exchange ratio to reflect the occurrence of certain corporate events that could affect the market price of
                       Pfizer Stock.  You should read about these adjustments in the sections called "Description of Reset PERQS--Exchange at Maturity," "--Exchange Factor" and "--Antidilution Adjustments."

                       The Calculation Agent

                       We have appointed MS & Co. to act as calculation agent for The Chase Manhattan Bank, the trustee for our senior notes.  As calculation agent, MS & Co. will determine the exchange ratio and the cap prices and calculate the amount of Pfizer Stock that you will receive at maturity.

                       No Affiliation with Pfizer Inc.

                       Pfizer Inc. is not an affiliate of ours and is not involved with this offering in any way.
                       The obligations represented by the Reset PERQS are obligations of Morgan Stanley Dean Witter
                       & Co. and not of Pfizer Inc.

                       More Information on the Reset PERQS

                       The Reset PERQS are senior notes issued as part of our Series C medium-term note program.
                       You can find a general description of our Series C medium-term note program in the accompanying Prospectus Supplement dated March 26, 1998.  We describe the basic features of this type of note in the sections called "Description of Reset PERQS--
                       Fixed Rate Notes" and "--Exchangeable Notes."

                       For a detailed description of terms of the Reset PERQS including the specific mechanics and timing of the exchange ratio adjustments, you should read the "Description of Reset
                       PERQS" section in this Pricing Supplement.  You should also read about some of the risks involved in investing in Reset PERQS in the section called "Risk Factors."

                       How to reach us

                       You may contact your local Morgan Stanley Dean Witter branch office or our principal executive offices at 1585 Broadway, New York, New York, telephone number
                       (212) 761-4000.



                   HYPOTHETICAL PAYMENTS ON THE RESET PERQS

               Based on a hypothetical Initial Pfizer Price of $115 per share of Pfizer Stock and a first year cap of 119% and a second year cap of 119%, the following table illustrates, for a range of First Year Closing Prices and Maturity Prices, the adjustments we would make to the Exchange Ratio, Second Year Cap Prices, the Payments at Maturity based on Pfizer Stock for each $115 principal amount of Reset PERQS and the total return including interest payments, based on a hypothetical interest rate of 6% per annum, for each $115 principal amount of Reset PERQS.



                 Initial                                          12/17/99
Initial Pfizer   Exchange   First Year Cap      First Year        Adjusted       Second Year Cap
    Price         Ratio         Price         Closing Price    Exchange Ratio         Price
--------------   --------   --------------    -------------    --------------    ---------------
   $115.00         1.00       $136.8500           $90.00           1.00000          $136.8500
   $115.00         1.00       $136.8500           $90.00           1.00000          $136.8500
   $115.00         1.00       $136.8500           $90.00           1.00000          $136.8500
   $115.00         1.00       $136.8500          $135.00           1.00000          $160.6500
   $115.00         1.00       $136.8500          $135.00           1.00000          $160.6500
   $115.00         1.00       $136.8500          $135.00           1.00000          $160.6500
   $115.00         1.00       $136.8500          $160.00           0.85531          $190.4000
   $115.00         1.00       $136.8500          $160.00           0.85531          $190.4000
   $115.00         1.00       $136.8500          $160.00           0.85531          $190.4000
   $115.00         1.00       $136.8500          $136.85           1.00000          $162.8500

                               119% of                                            Greater of (x)
                            Initial Pfizer                                        119% of First
                                Price                                             Year Closing
                                                                                  Price and (y)
                                                                                  First Year Cap
                                                                                      Price

                                                                                    Reset PERQS
                                                               Reset PERQS           Payment at
                                       Adjusted Exchange        Payment at        Maturity plus 6%
Initial Pfizer       Pfizer Stock             Ratio          Maturity Based on      Coupon ("Total
    Price         Maturity Price(1)       at Maturity          Pfizer Stock           Payment")
--------------    -----------------    -----------------     --------------       ----------------
   $115.00             $150.00               0.91233             $136.85               $150.65
   $115.00             $135.00               1.00000             $135.00               $148.80
   $115.00              $60.00               1.00000              $60.00                $73.80
   $115.00             $175.00               0.91800             $160.65               $174.45
   $115.00             $150.00               1.00000             $150.00               $163.80
   $115.00             $100.00               1.00000             $100.00               $113.80
   $115.00             $200.00               0.81426             $162.85               $176.65
   $115.00             $195.00               0.83513             $162.85               $176.65
   $115.00              $90.00               0.85531              $76.98                $90.78
   $115.00             $162.85               1.00000             $162.85               $176.65

                                                            Maturity Price
                                                            times Adjusted
                                                            Exchange Ratio

------------
(1)  The Pfizer Stock Maturity Price does not include any dividend payments that may have been paid to holders of Pfizer Stock.



                               RISK FACTORS

               The Reset PERQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Pfizer Stock, there is no guaranteed return of principal. To the extent that the final market price of Pfizer Stock at maturity is either less than today's market price or not sufficiently above today's market price to compensate for a downward adjustment of the exchange ratio, if any, at December 17, 1999, investors will lose money on their investment. Reset PERQS are not equivalent to investing directly in Pfizer Stock. This section describes the most significant risks relating to the Reset PERQS. You should carefully consider whether the Reset PERQS are suited to your particular circumstances before you decide to purchase them.

Reset PERQS Are Not                The Reset PERQS combine features of equity and debt.  The terms of the Reset
Ordinary Senior Notes --           PERQS differ from those of ordinary debt securities in that we will not pay you
No guaranteed return of            a fixed amount at maturity.  Our payment to you at maturity will be a number of
principal                          shares of Pfizer Stock based on the market price of Pfizer Stock on December
                                   17, 1999 and at maturity.  If the final market price of Pfizer Stock at maturity is either less than today's market price or not sufficiently above today's market price to compensate for a downward adjustment of the exchange ratio, if any, at December 17, 1999, we will pay you less than the principal amount of the Reset PERQS.  See "Hypothetical Payments on the
                                   Reset PERQS" above.

Your Appreciation                  The appreciation potential of the Reset PERQS is limited because of the cap
Potential Is Limited               prices. Even though the issue price of one Reset PERQS is equal to today's market price of one share of Pfizer Stock, you may receive less than one share of Pfizer Stock per Reset PERQS at maturity if the exchange ratio has been adjusted downwards. If the price of Pfizer Stock appreciates above both the cap price for December 17, 1999 and the cap price for December 27, 2000, the initial exchange ratio of one share of Pfizer Stock per Reset PERQS will be reduced twice.

                                   The exchange ratio and the final market price of Pfizer Stock at maturity will be determined on December 27, 2000, which is two trading days prior to maturity of the Reset PERQS. If the price of Pfizer Stock is lower on the actual maturity date than it was on December 27, 2000, the value of any Pfizer Stock you receive will be less.  Under no circumstances will you receive an amount of
                                   Pfizer Stock for each Reset PERQS worth more than $          .

Secondary Trading                  There may be little or no secondary market for the Reset PERQS.  Although we
May Be Limited                     will apply to list the Reset PERQS on the American Stock Exchange, Inc., we
                                   may not meet the requirements for listing.  Even if there is a secondary market, it may not provide significant liquidity.  Morgan Stanley & Co. currently intends to act as a market maker for Reset PERQS but is not required to do so.

Market Price of the Reset          Several factors, many of which are beyond our control, will influence the value
PERQS Influenced by Many           of the Reset PERQS.  We expect that generally the market price of the Pfizer
Unpredictable Factors              Stock on any day will affect the value of the Reset PERQS more than any other single factor. Because adjustments to the exchange ratio for the Reset
                                   PERQS are tied to the closing stock prices on two specific days, however, the
                                   Reset PERQS may trade differently from the underlying stock.  Other factors that may influence the value of the Reset PERQS include:

                                   o  the volatility (frequency and magnitude of changes in price) of the
                                      Pfizer Stock

                                   o  the dividend rate on Pfizer Stock economic, financial and political events that affect stock markets generally and which may affect the market price of the Pfizer Stock

                                   o  interest and yield rates in the market

                                   o  the time remaining to the maturity of the Reset PERQS

                                   o  our creditworthiness

                                   These factors will influence the price you will receive if you sell your Reset
                                   PERQS prior to maturity.  For example, you may have to sell your Reset
                                   PERQS at a substantial discount from the principal amount if the market price of the Pfizer Stock is at, below, or not sufficiently above the initial market price.

                                   You cannot predict the future performance of Pfizer Stock based on its historical performance. The price of Pfizer Stock may decrease so that you will receive at maturity shares of Pfizer Stock worth less than the principal amount of the Reset
                                   PERQS.  We cannot guarantee that the price of Pfizer Stock will increase so that you will receive at maturity an amount in excess of the principal amount of the
                                   Reset PERQS.

No Affiliation with Pfizer Inc.    We are not affiliated with Pfizer Inc. ("Pfizer").  We do not have any non-public information about Pfizer as of the date of this Pricing Supplement, although we or our affiliates may presently or from time to time engage in business with
                                   Pfizer, including extending loans to, or making equity investments in, Pfizer or providing advisory services to Pfizer, including merger and acquisition advisory services.  Moreover, we have no ability to control or predict the actions of
                                   Pfizer, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity.  Pfizer is not involved in the offering of the Reset PERQS in any way and has no obligation to consider your interest as a holder of Reset PERQS in taking any corporate actions that might affect the value of your Reset PERQS.  None of the money you pay for the Reset PERQS will go to Pfizer.

You Have No Shareholder            As a holder of Reset PERQS, you will not have voting rights or rights to receive
Rights                             dividends or other distributions or any other rights with respect to the Pfizer
                                   Stock.

Limited Antidilution               MS & Co., as calculation agent, will adjust the amount payable at maturity for
Adjustments                        certain events affecting the Pfizer Stock, such as stock splits and stock dividends, and certain other corporate actions involving Pfizer, such as mergers.
                                   However, the calculation agent is not required to make an adjustment for every corporate event that can affect the Pfizer Stock.  For example, the calculation agent is not required to make any adjustments if Pfizer or anyone else makes a partial tender or partial exchange offer for the Pfizer Stock.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Reset PERQS may be materially and adversely affected.

Potential Conflicts of Interest    As calculation agent, MS & Co. will calculate the payment to you at maturity of
between You and the                the Reset PERQS.  MS & Co. and other affiliates may carry out hedging
Calculation Agent                  activities related to Reset PERQS, including trading in Pfizer Stock as well as in other instruments related to Pfizer Stock. MS & Co. and some of our other subsidiaries also trade Pfizer Stock and other financial instruments related to
                                   Pfizer Stock on a regular basis as part of their general broker dealer businesses.
                                   Any of these activities could influence MS & Co.'s determination of adjustments made to Reset PERQS and, accordingly, could affect your payout on the Reset PERQS.

Tax Treatment                      You should also consider the tax consequences of investing in the Reset
                                   PERQS.  There is no direct legal authority as to the proper tax treatment of the
                                   Reset PERQS, and therefore significant aspects of the tax treatment of the Reset
                                   PERQS are uncertain.  We do not plan to request a ruling from the Internal
                                   Revenue Service ("IRS") regarding the tax treatment of the Reset PERQS, and the IRS or a court may not agree with the tax treatment described in this Pricing
                                   Supplement.  Please read carefully the section "Description of Reset
                                   PERQS--United States Federal Income Taxation" in this Pricing Supplement.


                        DESCRIPTION OF RESET PERQS

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount..............     $50,000,000

Maturity Date.................     December 29, 2000

Interest Rate.................     % per annum (equivalent to $     per annum
                                   per Reset PERQS)

Interest Payment Dates........     Each March 29, June 29, September 29 and
                                   December 29, beginning March 29, 1999.

Specified Currency............     U.S. Dollars

Issue Price...................     $      per Reset PERQS

Initial Pfizer Price..........     $

Original Issue Date
 (Settlement Date)                         , 1998

CUSIP.........................     617446265

Denominations.................     $        and integral multiples thereof

First Year Cap Price..........     $        (      % of the Initial Pfizer
                                   Price)

First Year Determination Date.     December 17, 1999 (or if such date is not a
                                   Trading Day on which no Market Disruption
                                   Event occurs, the immediately succeeding
                                   Trading Day on which no Market Disruption
                                   Event occurs)

First Year Closing Price......     First Year Closing Price means the product
                                   of (i) the Market Price of one share of
                                   Pfizer Stock and (ii) the Exchange
                                   Factor, each determined as of the First
                                   Year Determination Date.

Second Year Cap Price.........     Second Year Cap Price means the greater of
                                   (x)    % of the First Year Closing Price
                                   and (y) the First Year Cap Price.  See
                                   "Exchange at Maturity" below.

Maturity Price................     Maturity Price means the product of (i) the
                                   Market Price of one share of Pfizer
                                   Stock and (ii) the Exchange Factor, each determined as of the second scheduled
                                   Trading Day immediately prior to
                                   maturity.

Exchange at Maturity..........     At maturity (including as a result of
                                   acceleration under the terms of the
                                   indenture or otherwise), upon delivery
                                   of each Reset PERQS to the Trustee, we
                                   will apply each $      principal amount of
                                   such Reset PERQS as payment for a number
                                   of shares of Pfizer Stock at the
                                   Exchange Ratio.  The Exchange Ratio,
                                   initially set at 1.0, is subject to
                                   adjustment on the First Year
                                   Determination Date and at maturity in
                                   order to cap the value of the Pfizer
                                   Stock to be received upon delivery of
                                   the Reset PERQS at $      per principal
                                   amount of each Reset PERQS (    % of the
                                   Initial Pfizer Price).  Solely for
                                   purposes of adjustment upon the
                                   occurrence of certain corporate events,
                                   the number of shares of Pfizer Stock to
                                   be delivered at maturity will also be
                                   adjusted by an Exchange Factor,
                                   initially set at 1.0.  See "Exchange
                                   Factor" and "Antidilution Adjustments"
                                   below.

                                   If the First Year Closing Price is less
                                   than or equal to     % of the Initial Pfizer
                                   Price (the "First Year Cap Price"), no
                                   adjustment to the Exchange Ratio will be
                                   made at such time.  If the First Year
                                   Closing Price exceeds the First Year Cap
                                   Price, the Exchange Ratio will be
                                   adjusted so that the new Exchange Ratio
                                   will equal the product of (i) the
                                   existing Exchange Ratio and (ii) a
                                   fraction the numerator of which will be
                                   the First Year Cap Price and the
                                   denominator of which will be the First
                                   Year Closing Price.  In addition, on the
                                   First Year Determination Date, the
                                   Calculation Agent will establish the
                                   "Second Year Cap Price" that will be
                                   equal to the greater of (x)     % of the
                                   First Year Closing Price and (y) the
                                   First Year Cap Price.  Notice of the
                                   Second Year Cap Price and of any such
                                   adjustment to the Exchange Ratio shall
                                   promptly be sent by first-class mail to
                                   The Depository Trust Company, New York,
                                   New York (the "Depositary").  If the
                                   Maturity Price is less than or equal to
                                   the Second Year Cap Price, no further
                                   adjustment to the Exchange Ratio will be made. If the Maturity Price exceeds the Second Year Cap Price, the existing
                                   Exchange Ratio will be adjusted so that
                                   the final Exchange Ratio will equal the
                                   product of (i) the existing Exchange
                                   Ratio and (ii) a fraction the numerator
                                   of which will be the Second Year Cap
                                   Price and the denominator of which will
                                   be the Maturity Price.  Please review
                                   each example in the table called
                                   "Hypothetical Payments on the Reset
                                   PERQS" on PS-5.

                                   All calculations with respect to the
                                   Exchange Ratios for the Reset PERQS will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upwards (e.g. .876545 would be rounded to .87655); all calculations with respect to the Second Year Cap Price will be rounded to the nearest ten-thousandth, with five one-hundred-thousandths rounded upwards (e.g. $12.34567 would be rounded to $12.3457);
                                   and all dollar amounts related to
                                   payments at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent being rounded upwards.

                                   Morgan Stanley Dean Witter & Co.
                                   (referred to in the first person plural
                                   or as the "Company" in this Pricing
                                   Supplement) shall, or shall cause the
                                   Calculation Agent to, (i) provide
                                   written notice to the Trustee and to the
                                   Depositary, on or prior to 10:30 a.m. on
                                   the Trading Day immediately prior to
                                   maturity of the Reset PERQS, of the
                                   amount of Pfizer Stock to be delivered
                                   with respect to each $     principal amount
                                   of each Reset PERQS and (ii) deliver
                                   such shares of Pfizer Stock (and cash in
                                   respect of interest and any fractional
                                   shares of Pfizer Stock) to the Trustee
                                   for delivery to the holders.  The
                                   Calculation Agent shall determine the
                                   Exchange Ratio applicable at the
                                   maturity of the Reset PERQS and
                                   calculate the Exchange Factor.
                                   References to payment "per Reset PERQS"
                                   refer to each $     principal amount of any
                                   Reset PERQS.

No Fractional Shares..........     Upon delivery of the Reset PERQS to the
                                   Trustee at maturity (including as a
                                   result of acceleration or otherwise), we will pay cash in lieu of issuing fractional shares of Pfizer Stock in an amount equal to the corresponding fractional Market Price of such fraction of a share of Pfizer Stock as determined by the Calculation Agent as of the second scheduled Trading Day prior to maturity of the Reset PERQS.

Exchange Factor...............     The Exchange Factor will be set initially
                                   at 1.0, but will be subject to
                                   adjustment upon the occurrence of
                                   certain corporate events through and
                                   including the second scheduled Trading
                                   Day immediately prior to maturity.  See
                                   "Antidilution Adjustments" below.

Market Price..................     If Pfizer Stock (or any other security for
                                   which a Market Price must be determined) is listed on a national securities exchange, is a security of The Nasdaq
                                   National Market ("NASDAQ NMS") or is
                                   included in the OTC Bulletin Board
                                   Service ("OTC Bulletin Board") operated
                                   by the National Association of
                                   Securities Dealers, Inc.  (the "NASD"),
                                   the Market Price for one share of Pfizer
                                   Stock (or one unit of any such other
                                   security) on any Trading Day means (i)
                                   the last reported sale price, regular
                                   way, on such day on the principal United
                                   States securities exchange registered
                                   under the Securities Exchange Act of
                                   1934, as amended (the "Exchange Act"),
                                   on which Pfizer Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Pfizer Stock (or any such other security) obtained from as many dealers in such stock (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation
                                   Agent.  A "security of the NASDAQ NMS"
                                   shall include a security included in any successor to such system and the term
                                   "OTC Bulletin Board Service" shall
                                   include any successor service thereto.

Trading Day...................     A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock Exchange
                                   ("NYSE"), the AMEX, the NASDAQ NMS, the
                                   Chicago Mercantile Exchange, and the
                                   Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Acceleration Event............     If on any date the product of the Market
                                   Price per share of Pfizer Stock and the
                                   Exchange Factor is less than $2.00, the
                                   maturity date of the Reset PERQS will be
                                   deemed to be accelerated to such date,
                                   and we will apply each $      principal
                                   amount of each Reset PERQS as payment
                                   for a number of shares of Pfizer Stock
                                   at the then current Exchange Ratio, as
                                   adjusted by the then current Exchange
                                   Factor.  See also "Antidilution
                                   Adjustments" below.

Optional Redemption...........     We will not redeem the Reset PERQS prior to
                                   the Maturity Date.

Book Entry Note or
Certificated Note.............     Book Entry

Senior Note or Subordinated
Note..........................     Senior

Trustee.......................     The Chase Manhattan Bank

Agent.........................     Morgan Stanley & Co. Incorporated

Calculation Agent.............     Morgan Stanley & Co. Incorporated and its
                                   successors ("MS & Co.").

                                   Because the Calculation Agent is our
                                   affiliate, potential conflicts of
                                   interest may exist between the
                                   Calculation Agent and you as a holder of the Reset PERQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any Market Price or whether a Market Disruption Event has occurred. See "Antidilution
                                   Adjustments" and "Market Disruption
                                   Event" below.  MS & Co. is obligated to
                                   carry out its duties as Calculation
                                   Agent in good faith using its reasonable judgment.

Antidilution Adjustments......     The Exchange Factor will be adjusted as
                                   follows:

                                        1.  If Pfizer Stock is subject to a
                                   stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Pfizer Stock.

                                        2.  If Pfizer Stock is subject (i)
                                   to a stock dividend (issuance of
                                   additional shares of Pfizer Stock) that
                                   is given ratably to all holders of
                                   shares of Pfizer Stock or (ii) to a
                                   distribution of Pfizer Stock as a result of the triggering of any provision of the corporate charter of Pfizer, then once the dividend has become effective and Pfizer Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of Pfizer Stock and (ii) the prior Exchange Factor.

                                        3.  There will be no adjustments to
                                   the Exchange Factor to reflect cash
                                   dividends or other distributions paid
                                   with respect to Pfizer Stock other than
                                   distributions described in clause (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Pfizer Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Pfizer Stock by an amount equal to at least 10% of the Market Price of Pfizer Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Pfizer Stock, the Exchange Factor with respect to Pfizer Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange Factor and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Pfizer Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Pfizer Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an
                                   Extraordinary Dividend is not paid in
                                   cash, the value of the non-cash
                                   component will be determined by the
                                   Calculation Agent, whose determination
                                   shall be conclusive.  A distribution on
                                   the Pfizer Stock described in clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Factor pursuant only to clause
                                   (v) of paragraph 5.

                                        4.  If Pfizer issues rights or
                                   warrants to all holders of Pfizer Stock
                                   to subscribe for or purchase Pfizer
                                   Stock at an exercise price per share
                                   less than the Market Price of the Pfizer
                                   Stock on both (i) the date the exercise
                                   price of such rights or warrants is
                                   determined and (ii) the expiration date
                                   of such rights or warrants, and if the
                                   expiration date of such rights or
                                   warrants precedes the maturity of the
                                   Reset PERQS, then the Exchange Factor
                                   will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of Pfizer Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Pfizer Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Pfizer Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Pfizer Stock which the aggregate offering price of the total number of shares of Pfizer Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                        5.  If (i) there occurs any
                                   reclassification of Pfizer Stock, (ii)
                                   Pfizer or any surviving entity or
                                   subsequent surviving entity of Pfizer (a
                                   "Pfizer Successor") has been subject to
                                   a merger, combination or consolidation
                                   and is not the surviving entity, (iii)
                                   any statutory exchange of securities of
                                   Pfizer or any Pfizer Successor with
                                   another corporation occurs (other than
                                   pursuant to clause (ii) above), (iv)
                                   Pfizer is liquidated, (v) Pfizer issues to all of its shareholders equity securities of an issuer other than Pfizer (other than in a transaction described in clauses (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Pfizer Stock (any such event in clauses (i) through (vi) a "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each Reset PERQS will be adjusted to provide that each holder of Reset PERQS will receive at maturity, in respect of each $ principal amount of each Reset PERQS, securities, cash or any other assets distributed in any such Reorganization Event, including, in the case of a Spin-off Event, the share of Pfizer Stock with respect to which the spun-off security was issued
                                   (collectively, the "Exchange Property")
                                   in an amount with a value equal to (a)
                                   if the Exchange Ratio has not been
                                   adjusted prior to maturity, the
                                   Transaction Value or (b) if the Exchange
                                   Ratio has been adjusted, an amount equal to the product of the final Exchange Ratio and the Transaction Value. In addition, following a Reorganization Event, the method of determining the Maturity Price will be adjusted so that the Maturity Price will mean the Transaction Value as of the second scheduled Trading Day immediately prior to maturity, and if the Reorganization Event occurs prior to the First Year Determination Date, the First Year Closing Price will mean the Transaction Value determined as of the First Year Determination Date. Notwithstanding the above, if the Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the Reset PERQS will be deemed to be accelerated to the date on which such cash is distributed to holders of Pfizer Stock and holders will receive in lieu of any Pfizer Stock and as liquidated damages in full satisfaction of the Company's obligations under the Reset PERQS the product of (i) the Transaction Value as of such date and (ii) the then current Exchange Ratio adjusted as if such date were the next to occur of either the First Year Determination Date or the second scheduled Trading Day prior to maturity. If Exchange Property consists of more than one type of property, holders of Reset PERQS will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. "Transaction Value" at any date means
                                   (i) for any cash received in any such
                                   Reorganization Event, the amount of cash received per share of Pfizer Stock, as adjusted by the Exchange Factor, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Pfizer Stock, as adjusted by the Exchange Factor and (iii) for any security received in any such
                                   Reorganization Event, an amount equal to the Market Price, as of the date on which the Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each share of Pfizer Stock, as adjusted by the Exchange Factor.

                                   For purposes of paragraph 5 above, in
                                   the case of a consummated tender or
                                   exchange offer or going-private
                                   transaction involving Exchange Property
                                   of a particular type, Exchange Property
                                   shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                   No adjustments to the Exchange Factor
                                   will be required unless such adjustment
                                   would require a change of at least 0.1%
                                   in the Exchange Factor then in effect.
                                   The Exchange Factor resulting from any
                                   of the adjustments specified above will
                                   be rounded to the nearest one hundred-
                                   thousandth with five one-millionths
                                   being rounded upward.

                                   No adjustments to the Exchange Factor or method of calculating the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of the Pfizer Stock, including, without limitation, a partial tender or exchange offer for the Pfizer Stock.

                                   Notwithstanding the foregoing, the
                                   amount payable by us at maturity with
                                   respect to each Reset PERQS, determined
                                   as of the second scheduled Trading Day
                                   prior to maturity, will not under any
                                   circumstances exceed an amount of Pfizer
                                   Stock having a market price of $      as of
                                   such second scheduled Trading Day.

                                   The Calculation Agent shall be solely
                                   responsible for the determination and
                                   calculation of any adjustments to the
                                   Exchange Factor or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

                                   The Calculation Agent will provide
                                   information as to any adjustments to the Exchange Factor or method of calculating the Exchange Ratio upon written request by any holder of the Reset PERQS.

Market Disruption Event.......     "Market Disruption Event" means, with
                                   respect to Pfizer Stock:

                                      (i) a suspension, absence or material
                                      limitation of trading of Pfizer Stock
                                      on the primary market for Pfizer
                                      Stock for more than two hours of
                                      trading or during the one-half hour
                                      period preceding the close of trading
                                      in such market; or a breakdown or
                                      failure in the price and trade
                                      reporting systems of the primary
                                      market for Pfizer Stock as a result
                                      of which the reported trading prices
                                      for Pfizer Stock during the last one-
                                      half hour preceding the closing of
                                      trading in such market are materially
                                      inaccurate; or the suspension or
                                      material limitation on the primary
                                      market for trading in options
                                      contracts related to Pfizer Stock, if
                                      available, during the one-half hour
                                      period preceding the close of trading
                                      in the applicable market, in each
                                      case as determined by the Calculation
                                      Agent in its sole discretion; and

                                      (ii) a determination by the
                                      Calculation Agent in its sole
                                      discretion that the event described
                                      in clause (i) above materially
                                      interfered with the ability of the
                                      Company or any of its affiliates to
                                      unwind all or a material portion of
                                      the hedge with respect to the Reset
                                      PERQS.

                                   For purposes of determining whether a
                                   Market Disruption Event has occurred:
                                   (1) a limitation on the hours or number
                                   of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,
                                   (2) a decision to permanently
                                   discontinue trading in the relevant
                                   option contract will not constitute a
                                   Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on Pfizer Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to Pfizer Stock and
                                   (5) a suspension, absence or material
                                   limitation of trading on the primary
                                   securities market on which options
                                   contracts related to Pfizer Stock are
                                   traded will not include any time when
                                   such securities market is itself closed
                                   for trading under ordinary
                                   circumstances.

Pfizer Stock; Public
Information...................     Pfizer discovers, develops, manufactures
                                   and sells healthcare products including
                                   pharmaceuticals, medical instruments and implants and personal care products.
                                   Pfizer Stock is registered under the
                                   Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange
                                   Commission (the "Commission").
                                   Information provided to or filed with
                                   the Commission can be inspected and
                                   copied at the public reference
                                   facilities maintained by the Commission
                                   at Room 1024, 450 Fifth Street, N.W.,
                                   Washington, D.C. 20549 or at its
                                   Regional Offices located at Suite 1400,
                                   Citicorp Center, 500 West Madison
                                   Street, Chicago, Illinois 60661 and at
                                   Seven World Trade Center, 13th Floor,
                                   New York, New York 10048, and copies of
                                   such material can be obtained from the
                                   Public Reference Section of the
                                   Commission, 450 Fifth Street, N.W.,
                                   Washington, D.C. 20549, at prescribed
                                   rates.  In addition, information
                                   provided to or filed with the Commission electronically can be accessed through a Website maintained by the Commission.
                                   The address of the Commission's Website
                                   is http:/www.sec.gov.  Information
                                   provided to or filed with the Commission by Pfizer pursuant to the Exchange Act of 1934 can be located by reference to Commission file number 1-3619. In addition, information regarding Pfizer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The
                                   Company makes no representation or
                                   warranty as to the accuracy or
                                   completeness of such reports.

                                   This pricing supplement relates only to
                                   the Reset PERQS offered hereby and does
                                   not relate to Pfizer Stock or other
                                   securities of Pfizer.  We have derived
                                   all disclosures contained in this
                                   pricing supplement regarding Pfizer from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Pfizer in connection with the offering of the Reset PERQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Pfizer are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Pfizer Stock (and therefore the Initial Pfizer Price, the First Year Cap Price and the maximum appreciation amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Pfizer could affect the value received at maturity with respect to the Reset PERQS and therefore the trading prices of the Reset PERQS.

                                   Neither we nor any of our affiliates makes any representation to you as to the performance of Pfizer stock.

                                   We, or our affiliates, may presently or
                                   from time to time engage in business
                                   with Pfizer, including extending loans
                                   to, or making equity investments in,
                                   Pfizer or providing advisory services to Pfizer, including merger and acquisition advisory services. In the course of such business, we, or our affiliates, may acquire non-public information with respect to Pfizer and, in addition, one or more of our affiliates may publish research reports with respect to Pfizer. The statement in the preceding sentence is not intended to affect the right of holders of the Reset PERQS under the securities laws. As a prospective purchaser of a Reset PERQS, you should undertake an independent investigation of Pfizer as in your judgment is appropriate to make an informed decision with respect to an investment in Pfizer Stock.

Historical Information........     The following table sets forth the high and
                                   low Market Price during 1995, 1996, 1997 and 1998 through December 8, 1998. The
                                   Market Price on December 8, 1998 was
                                   $116 3/16.  We obtained the Market
                                   Prices listed below from Bloomberg
                                   Financial Markets and we believe such
                                   information to be accurate.  You should
                                   not take the historical prices of Pfizer
                                   Stock as an indication of future
                                   performance.  The price of Pfizer Stock
                                   may decrease so that you will receive at maturity shares of Pfizer Stock worth less than the principal amount of the Reset PERQS. We cannot give you any assurance that the price of Pfizer Stock will increase so that at maturity you will receive an amount in excess of the principal amount of the Reset PERQS.
                                   Because your return is linked to the
                                   performance of Pfizer Stock, there is no guaranteed return of principal. To the extent that Pfizer Stock drops below the issue price and the shortfall is not offset by the coupon paid on the Reset
                                   PERQS, you will lose money on your
                                   investment.

                                                                     Dividends
                      Pfizer                    High        Low      per Share
                      ------                    ----        ---      ---------
              (CUSIP 717081103)
              1995
              First Quarter.................   22 3/8     18 21/32     0.13
              Second Quarter................   23 1/2     20 5/16      0.13
              Third Quarter.................   26 7/8     21 15/16     0.13
              Fourth Quarter................   33 1/8     26 5/8       0.13
              1996
              First Quarter.................   35 1/8     30 3/8       0.15
              Second Quarter................   37 7/8     32 5/16      0.15
              Third Quarter.................   39 9/16    34 15/16     0.15
              Fourth Quarter................   45 1/4     40 3/8       0.15
              1997
              First Quarter.................   49 3/8     40 15/16     0.17
              Second Quarter................   61         41 11/16     0.17
              Third Quarter.................   63 3/4     52 7/16      0.17
              Fourth Quarter................   77 13/16   60 1/4       0.17
              1998
              First Quarter.................   99 11/16   73 15/16     0.19
              Second Quarter................  118 1/4     97 9/16      0.19
              Third Quarter.................  118 11/16   93           0.19
              Fourth Quarter
                (through December 8, 1998)..  116 3/8     89 3/8       0.19


                                   Historical prices have been adjusted for two 2 for 1 stock splits of Pfizer stock, which became effective in the third quarter of 1995 and the third quarter of 1997, respectively.

                                   We make no representation as to the amount of dividends, if any, that Pfizer will pay in the future. In any event, as a holder of the Reset PERQS, you will not be entitled to receive dividends, if any, that may be payable on Pfizer Stock.

Use of Proceeds and Hedging...     The net proceeds we receive from the sale
                                   of the Reset PERQS will be used for
                                   general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Reset PERQS.
                                   See also "Use of Proceeds" in the
                                   accompanying Prospectus.

                                   On or prior to the date of this Pricing
                                   Supplement, we, through our subsidiaries or others, may hedge our anticipated exposure in connection with the Reset PERQS by taking positions in Pfizer Stock, in options contracts on Pfizer Stock listed on major securities markets or positions in any other instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the Reset PERQS. Purchase activity could potentially increase the price of Pfizer Stock, and therefore effectively increase the level to which Pfizer Stock must rise before you would receive at maturity an amount of Pfizer Stock worth as much as or more than the principal amount of the Reset PERQS. Although we have no reason to believe that our hedging activity will have a material impact on the price of Pfizer Stock, we cannot give any assurance that we will not affect such price as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Reset PERQS, including on the First Year Determination Date, by purchasing and selling the securities and instruments listed above and any other available securities and instruments that we may wish to use in connection with such hedging.

Supplemental Information
Concerning Plan of
Distribution..................     In order to facilitate the offering of the
                                   Reset PERQS, the Agent may engage in
                                   transactions that stabilize, maintain or otherwise affect the price of the Reset
                                   PERQS or the Pfizer Stock.
                                   Specifically, the Agent may overallot in connection with the offering, creating a short position in the Reset PERQS for its own account. In addition, to cover allotments or to stabilize the price of the Reset PERQS, the Agent may bid for, and purchase, the Reset PERQS or the Pfizer Stock in the open market. See
                                   "Use of Proceeds and Hedging" above.

                                   The Agent proposes initially to offer
                                   the Reset PERQS directly to the public
                                   at the public offering price set forth
                                   on the cover page hereof plus accrued
                                   interest, if any, from     , 1998; provided
                                   that the price will be $     per Reset
                                   PERQS and the underwriting discounts and
                                   commissions will be $     per Reset PERQS
                                   for purchasers of greater than or equal
                                   to 25,000 Reset PERQS in any case single transaction, subject to the holding period requirements described below.

                                   Delivery of approximately 98.75% of the
                                   Reset PERQS to a purchaser of 25,000 or
                                   more Reset PERQS at the reduced price
                                   (the "Delivered Reset PERQS") will be
                                   made on the date of delivery of the
                                   Reset PERQS referred to on the cover of
                                   this Pricing Supplement. The balance of approximately 1.25% of the Reset PERQS (the "Escrowed Reset PERQS") purchased by each such investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered Reset PERQS have held all of the Delivered Reset PERQS for 45 calendar days following the date of the Pricing Supplement or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered Reset PERQS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed Reset PERQS will be forfeited by the investor and not delivered to it. The Escrowed Reset PERQS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per Reset PERQS for such investors to 100% of the principal amount of the Reset PERQS. Should investors who are subject to the holding period requirement sell their Reset PERQS once the holding period is no longer applicable, the market price of the Reset PERQS may be adversely affected. See also "Plan of
                                   Distribution" in the accompanying
                                   Prospectus Supplement.

ERISA Matters for Pension Plans
and Insurance Companies.......     The Company and certain affiliates of the
                                   Company, including MS & Co. and Dean
                                   Witter Reynolds Inc. ("DWR"), may each
                                   be considered a "party in interest"
                                   within the meaning of the Employee
                                   Retirement Income Security Act of 1974,
                                   as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Reset PERQS are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Reset PERQS are acquired pursuant to an exemption from the prohibited transaction rules.

                                   The acquisition of the Reset PERQS may be eligible for one of the exemptions noted below if such acquisition:

                                   (a)  (i) is made solely with the assets
                                   of a bank collective investment fund and
                                   (ii) satisfies the requirements and
                                   conditions of Prohibited Transaction
                                   Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                                   (b)  (i) is made solely with assets of
                                   an insurance company pooled separate
                                   account and (ii) satisfies the
                                   requirements and conditions of PTCE 90-1 issued by the DOL;

                                   (c)  (i) is made solely with assets
                                   managed by a qualified professional
                                   asset manager and (ii) satisfies the
                                   requirements and conditions of PTCE 84-
                                   14 issued by the DOL;

                                   (d) is made solely with assets of a
                                   governmental plan (as defined in Section
                                   3(32) of ERISA) which is not subject to
                                   the provisions of Section 401 of the
                                   Code;

                                   (e)  (i) is made solely with assets of
                                   an insurance company general account and
                                   (ii) satisfies the requirements and
                                   conditions of PTCE 95-60 issued by the
                                   DOL; or

                                   (f)  (i) is made solely with assets
                                   managed by an in-house asset manager and
                                   (ii) satisfies the requirements and
                                   conditions of PTCE 96-23 issued by the
                                   DOL.

                                   The assets of a pension or other
                                   employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. In addition, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing Reset PERQS should consider the possible implications of owning the Pfizer Stock. Any insurance company or pension or employee benefit plan proposing to invest in the Reset PERQS should consult with its legal counsel.

United States Federal Income
Taxation.....................      The following summary is based on the
                                   advice of Davis Polk & Wardwell, special tax counsel to the Company ("Tax
                                   Counsel"), and is a general discussion
                                   of the principal potential U.S. federal
                                   income tax consequences to U.S.  Holders
                                   (as defined below) who are initial
                                   holders of the Reset PERQS purchasing
                                   the Reset PERQS at the Issue Price, and
                                   who will hold the Reset PERQS as capital assets within the meaning of Section
                                   1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed
                                   Treasury Regulations, changes to any of
                                   which subsequent to the date of this
                                   Pricing Supplement may affect the tax
                                   consequences described herein.  This
                                   summary does not address all aspects of
                                   the U.S. federal income taxation that
                                   may be relevant to a particular holder
                                   in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S.
                                   federal income tax laws (e.g., certain
                                   financial institutions, tax-exempt
                                   organizations, dealers in options or
                                   securities, or persons who hold a Reset
                                   PERQS as a part of a hedging
                                   transaction, straddle, conversion or
                                   other integrated transaction).  As the
                                   law applicable to the U.S. federal
                                   income taxation of instruments such as
                                   the Reset PERQS is technical and
                                   complex, the discussion below
                                   necessarily represents only a general
                                   summary.  Moreover, the effect of any
                                   applicable state, local or foreign tax
                                   laws is not discussed.

                                   As used herein, the term "U.S.  Holder"
                                   means an owner of a Reset PERQS that is, for U.S. federal income tax purposes,
                                   (i) a citizen or resident of the United
                                   States, (ii) a corporation or other
                                   entity created or organized under the
                                   laws of the United States or any
                                   political subdivision thereof or (iii)
                                   an estate or trust the income of which
                                   is subject to United States federal
                                   income taxation regardless of its
                                   source.

                                   General

                                   Pursuant to the terms of the Reset
                                   PERQS, the Company and every holder of a Reset PERQS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Reset PERQS for all tax purposes as an investment unit consisting of the following components (the "Components"):
                                   (i) a contract (the "Forward Contract")
                                   that requires the holder of the Reset
                                   PERQS to purchase, and the Company to
                                   sell, for an amount equal to $ (the
                                   "Forward Price"), the Pfizer Stock at
                                   maturity (or, alternatively, upon an
                                   earlier redemption of the Reset PERQS),
                                   and (ii) a deposit with the Company of a fixed amount of cash to secure the holder's obligation to purchase the Pfizer Stock (the "Deposit"). For this purpose, the Company has determined that, of the quarterly payments on the Reset PERQS, % is attributable to interest on the Deposit. This determination is based on the Company's judgment as to, among other things, the Company's normal borrowing cost and the value of the Forward Contract. Under this characterization, the remainder of the quarterly payments on the Reset PERQS represents payments attributable to the holders' entry into the Forward Contract (the "Contract Fees"). Furthermore, based on the Company's determination of the relative fair market values of the Components at the time of issuance of the Reset PERQS, the Company will allocate 100% of the Issue Price of the Reset PERQS to the Deposit and none to the Forward Contract. The Company's allocation of the Issue Price among the Components will be binding on a holder of the Reset PERQS, unless such holder timely and explicitly discloses to the Internal Revenue Service (the "IRS") that its allocation is different from the Company's. The treatment of the Reset PERQS described above and the Company's allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Reset PERQS or instruments similar to the Reset PERQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Reset PERQS. Due to the absence of authorities that directly address instruments that are similar to the Reset PERQS, tax counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the Reset PERQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Reset PERQS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Reset PERQS (including alternative characterizations of the Reset PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                   Tax Treatment of the Reset PERQS

                                   Assuming the characterization of the
                                   Reset PERQS and the allocation of the
                                   Issue Price as set forth above, Tax
                                   Counsel believes that the following U.S.
                                   federal income tax consequences should
                                   result.

                                   Quarterly Payments on the Reset PERQS.
                                   To the extent attributable to interest
                                   on the Deposit, quarterly payments on
                                   the Reset PERQS will generally be
                                   taxable to a U.S.  Holder as ordinary
                                   income at the time accrued or received
                                   in accordance with the U.S.  Holder's
                                   method of accounting for U.S. federal
                                   income tax purposes.  Although the
                                   federal income tax treatment of the
                                   Contract Fees is uncertain, the Company
                                   intends to take the position that the
                                   Contract Fees constitute taxable income
                                   to the holders at the time accrued or
                                   received in accordance with the U.S.
                                   Holder's method of accounting for U.S.
                                   federal income tax purposes.

                                   Tax Basis.  Based on the Company's
                                   determination set forth above, the U.S.
                                   Holder's tax basis in the Forward
                                   Contract will be zero, and the U.S.
                                   Holder's tax basis in the Deposit will
                                   be 100% of the Issue Price.

                                   Settlement of the Forward Contract.
                                   Upon the maturity of the Forward
                                   Contract, a U.S. Holder would, pursuant to the Forward Contract, be deemed to have applied the Forward Price toward the purchase of Pfizer Stock, and a U.S. Holder would not recognize any gain or loss with respect to any Pfizer Stock received thereon. With respect to any cash received upon maturity, a U.S. Holder would recognize gain or loss.
                                   The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash. Any such gain or loss would generally be capital gain or loss, as the case may be. With respect to any Pfizer Stock received upon maturity, the U.S. Holder would have an adjusted tax basis in such Pfizer Stock equal to the pro rata portion of the Forward Price allocable thereto. The allocation of the Forward Price between cash and Pfizer Stock should be based on the amount of the cash received and the relative fair market value, as of the maturity, of the Pfizer Stock. The U.S. Holder's holding period of any Pfizer Stock received would start on the day after the maturity of the Reset PERQS.

                                   Sale or Exchange of the Reset PERQS.
                                   Upon a sale or exchange of a Reset PERQS prior to the maturity of the Reset PERQS, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the Reset PERQS so sold or exchanged. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the Reset PERQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Quarterly Payments on the Reset PERQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisers regarding the treatment of accrued but unpaid Contract Fees upon the sale or exchange of a Reset PERQS.

                                   The Internal Revenue Service
                                   Restructuring and Reform Act of 1998
                                   eliminated the 18-month holding period
                                   requirement for certain individual
                                   taxpayers to qualify for the lowest tax
                                   rate for capital gain.  The minimum
                                   holding period required to qualify for
                                   the lowest tax rate currently is 12
                                   months.

                                   Possible Alternative Tax Treatments of an
                                   Investment in the Reset PERQS

                                   Due to the absence of authorities that
                                   directly address the proper
                                   characterization of the Reset PERQS, no
                                   assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Reset PERQS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                   If the IRS were successful in asserting
                                   that the Contingent Payment Regulations
                                   applied to the Reset PERQS, the timing
                                   and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the Issue Price. Furthermore, any gain realized with respect to the Reset PERQS would generally be treated as ordinary income.

                                   Even if the Contingent Payment
                                   Regulations do not apply to the Reset
                                   PERQS, other alternative federal income
                                   tax characterizations or treatments of
                                   the Reset PERQS are also possible, and
                                   if applied could also affect the timing
                                   and the character of the income or loss
                                   with respect to the Reset PERQS.  It is
                                   possible, for example, that a Reset
                                   PERQS could be treated as constituting a prepaid forward contract. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Reset PERQS.

                                   Backup Withholding and Information
                                   Reporting

                                   A U.S.  Holder of a Reset PERQS may be
                                   subject to information reporting and to
                                   backup withholding at a rate of 31
                                   percent of the amounts paid to the U.S.
                                   Holder, unless such U.S.  Holder
                                   provides proof of an applicable
                                   exemption or a correct taxpayer
                                   identification number, and otherwise
                                   complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, the effective date of the New Regulations (as defined in "United States Federal Taxation -- Backup Withholding" in the accompanying Prospectus Supplement) has been changed so that the New Regulations will apply to payments made after December 31, 1999.